Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES
FIRST QUARTER RESULTS

Richardson, Texas – May 13, 2008 – Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2008.

Revenue for the first quarter 2008 was $0.5 million, compared to $1.1 million for the first quarter 2007.

Intrusion’s operating loss was $0.9 million in the first quarter 2008, compared to $0.5 million for the first quarter 2007.

Gross profit margin was 61% of revenue in the first quarter of 2008; the same as in the first quarter 2007.

Intrusion’s first quarter 2008 operating expenses were $1.2 million; the same as the first quarter 2007.

As of March 31, 2008, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $1.3 million and debt of $0.7 million.

“Revenue in the first quarter was reduced by slippage of contracts from the U.S. Government; however, since April 1, 2008, we have booked a total of $1,250,000 of new TraceCop orders from the U.S. Government and a U.S. Defense Contractor.  These new TraceCop orders, along with the $700,000 of orders announced on March 26, 2008 are expected to produce revenue over the next twelve months,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 20, 2008 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 46941655.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for identity identification, the Compliance Commander™ for regulated information and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$93	$362
Accounts receivable, net of allowance for doubtful accounts of $40 in 2008 and 2007	163	110
Inventories, net	123	146
Prepaid expenses	63	75
Total current assets	442	693

Property and equipment, net	132	144
Other assets	39	39
TOTAL ASSETS	$613	$876

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Line of credit	$14	$100
Loan payable to officer	705	—
Accounts payable and accrued expenses	695	688
Deferred revenue	333	312
Total current liabilities	1,747	1,100

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 260 Liquidation preference of $1,331 as of March 31, 2008	918	918
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,169 as of March 31, 2008	724	724
Series 3 shares issued and outstanding – 354 in 2008 Liquidation preference of $785 as of March 31, 2008	504	504

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 11,648
Outstanding shares – 11,638	116	116
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	55,492	55,527
Accumulated deficit	(58,347)	(57,472)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,134)	(224)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$613	$876

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2008	2007
Revenue	$462	$1,092
Cost of revenue	179	421
Gross profit	283	671

Operating expenses:
Sales and marketing	371	515
Research and development	516	423
General and administrative	265	227
Operating loss	(869)	(494)
Interest income (expense), net	(6)	2
Loss before income taxes	(875)	(492)
Income tax provision	—	—
Net loss	(875)	(492)
Preferred stock dividends accrued	(40)	(43)
Net loss attributable to common stockholders	$(915)	$(535)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.08)	$(0.06)
Weighted average shares outstanding
- Basic and Diluted	11,638	8,471